Exhibit 14.1

CORPORATE POLICY
Policy Title: Code of Business Conduct and Ethics	Policy Number:	FNB-HR-POL-101
Functional Area/Department: Human Resources	Date Issued:
Owner: Chief Human Resources Officer Approver: Bank Board / Board of Directors	Last Updated (Current Update):	03/11/2024
	Review Frequency:	Annual

Table of Contents

I.	Policy Overview	2
II.	Scope and Coverage	2
IV.	Policy Governance	22
V.	Roles and Responsibilities	22
VI.	Policy Requirements	24
VII. Exhibits		24

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I.
Policy Overview

The Code of Business Conduct Policy establishes the expectations, requirements and procedures associated with three (3) main components:

I.
Behavioral guidance related to personal conduct, decisions and actions for all Directors, Officers and Employees of Farmers National Banc Corp and its Subsidiaries
II.
Observance and Compliance with United States federal, state and foreign securities laws and regulations regarding Insider Trading
III.
Observance and Compliance with United States federal and state laws pertaining to whistleblower and anti-retaliation protections
II.
Scope and Coverage
I.
Behavioral guidance related to personal conduct, decisions and actions for all Directors, Officers and Employees of Farmers National Banc Corp and its Subsidiaries
A.
Conflicts of Interest - A “conflict of interest” occurs when private interest(s) interferes or appears to interfere in any way with the interests of the Company. Employees, Officers and Directors are expected to avoid all situations that might lead to a real or apparent material conflict between their respective self-interest and their duties and responsibilities as an employee, Officer or Director of the Company. Any position or interest, financial or otherwise, which could materially conflict with the performance of an Employee, Officer or Director, or which affects (or could reasonably be expected to affect) an Employee, Officer or Director’s independence or judgment concerning transactions between the Company, its customers, suppliers or competitors, or which otherwise reflects negatively on Farmers would be considered a conflict of interest. Employees, Officers and Directors shall not represent Farmers in any transaction with respect to which such person has any material connection or substantial financial interest*. Without limiting the scope of the term, a “material connection” includes the involvement of any family member or close personal friend. “Family members” include spouses, children, parents, siblings, grandparents, grandchildren, aunts, uncles, nieces, nephews, father-in-law, mother-in-law, sister-in-law, brother-in-law, or any other members of a household who are not otherwise included in this list of relatives. Transactions covered by this section include, but are not limited to, processing of branch transactions (handling deposits, withdrawals, etc.), approval of overdrafts, authorizing or accepting checks on uncollected funds, waiving charges or other nominal fees, making loans, waiving financial statements or similar activities.

* This restriction applies to retail positions only and is not intended to include Investments, Insurance and Private Client positions.

Management of estates, guardianships and trusts are an important part of the Trust business of Farmers, and a conflict of interest could result if any Employee accepts appointment as an executor or trustee of a customer’s estate (other than if the customer is a family member). Additionally, estate management may require substantial time and effort which could interfere

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with normal duties and should therefore be considered carefully prior to accepting this responsibility. All Employees of Farmers are required to obtain approval from a member of the Company’s Executive Management before agreeing to serve personally as an executor or testamentary, trustee of an estate, guardian of an estate, or trustee of any other kind of trust of a customer unless the customer is a relative of the employee. Employees cannot be named as a beneficiary of a non-family client’s Trust or investments portfolio/account if that employee is the portfolio/account manager.

Employees of Farmers are not permitted to engage in any business or to accept any other employment for salary, wages or commissions, either during or after working hours, without the approval of a member of Farmers’ Executive Management. Permission for outside employment will not be granted in any case where such employment may interfere with, compete with, or conflict with the business interests of Farmers. In addition, it is improper for employees of Farmers to:

1.
Invest in a customer’s business unless the investment is made by the purchase of stock that is publically traded and that Farmers has no access to confidential information relating to the business;
2.
Subscribe to new issues of stock in a customer’s business; or
3.
Invest in a customer’s business or enable others to do so as a result of material non-public information.

Employees are encouraged to participate in appropriate professional and community groups and responsible civic organizations, provided such service does not interfere with their duties with Farmers. Employees or Officers who are approached directly to serve on outside boards of a profit making organization are required, prior to acceptance, to obtain approval from the Audit Committee, the CEO, Farmers Bank Board, Farmers Trust Board, NAI Board, or Farmers Insurance Board. Employees will not be allowed to work for competitors as a consultant or board member. Employees are requested to seek guidance from their immediate supervisor or a member of Farmers’ Executive Management Team regarding interpretations or applicability of this policy prior to making any commitments to an outside organization.

B.
Confidentiality - Non-public information regarding Farmers and its business, employees, customers and suppliers is confidential. Employees, Officers and Directors of Farmers are trusted with confidential information and must maintain the confidentiality of such information, except when disclosure is specifically authorized by a member of the Company’s Executive Management or required by laws, regulations or legal proceedings. Employees, Officers and Directors are only to use such confidential information for the business purpose intended. Employees, Officers and Directors are not to share confidential information with anyone outside of Farmers, including family and friends, or with other employees who do not need the information to carry out their duties. Employees may be required to sign a specific confidentiality agreement in the course of their employment with Farmers. Employees remain under an obligation to keep all information confidential even after their employment

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with Farmers ends, for any reason. The following is a non-exclusive list of information that is confidential to Farmers:
1.
Trade secrets, which include any business or technical information, such as formulas, programs, methods, techniques, compilations or information that is valuable because it is not generally known;
2.
All rights to any invention or process developed by an employee using the Company’s facilities or trade secret information, resulting from any work for Farmers, or relating to the Company’s business, is considered to be “work-for-hire” under the United States copyright laws and shall belong to Farmers; and
3.
Proprietary information such as customer lists and customer’s confidential information.

All public and media communication involving Farmers must have prior clearance by a member of the Company’s Executive Management.

C.
Gifts - Employees, Officers and Directors have a duty to advance the Company’s legitimate business interests in an ethical and appropriate manner when the opportunity to do so arises. In the course of developing and maintaining strong business relationships, the exchange of gifts, tokens of appreciation, entertainment or invitations to attend various events may occur. Below are guidelines to establish acceptable, appropriate and reasonable limitations when offered gifts or entertainment opportunities. For this Policy, Farmers characterizes “gifts” as anything of value provided to an Employee, Officer or Director for use by that Employee, Officer or Director without restriction or condition, and “entertainment” as anything of value that is provided to an Employee, Officer or Director where there exists a valid business purpose which is in the best interest of the Company, such as occasions where attendance with the provider is a condition of use. No gift or entertainment should ever be offered by, given to or accepted by any Farmers’ Employee, Officer, Director, or family member unless it:
•
Is not a cash gift
•
Is not excessive in value*
•
Cannot be construed as being provided in exchange for something from the Company not readily available to other clients
•
Does not violate any laws or regulations

Additionally, it is a federal crime to attempt to compromise, corrupt or reward a Company official in connection with a business transaction of the Company or for a Company official to solicit or accept anything of value in connection with a business transaction. Any questions regarding the appropriateness of a gift or proposed gift should be asked as set forth in Item L of this Section.

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There are certain situations in which Employees, Officers or Directors may accept a personal benefit from someone with whom they transact business such as:

1.
Accepting a gift in recognition of a commonly recognized event or occasion (e.g., a promotion, new job, wedding, retirement or holiday) if the gift, together with all other gifts received from any one entity or company, does not exceed $1,500 in any calendar year;
2.
Accepting something of value if the benefit is available to the general public under the same conditions;
3.
Accepting meals, refreshments, travel arrangements and accommodations and entertainment of reasonable value* in the course of a meeting or other occasion to conduct business or foster business relations if the expense would be reimbursed by the Company as a business expense if the other party did not pay for it; or
4.
Paying for meals, refreshments, travel arrangements and accommodations and entertainment of reasonable value* in the course of a meeting or other occasion to conduct business or foster business relations if the expense is reimbursed by Farmers under its policy for reimbursement of business expenses

* The threshold for determining “reasonable value” or “excessive value”) as used herein is an expenditure with a value of $1,500 including entertainment (e.g., concert tickets, sporting event tickets, etc.) which at any one time or from any one entity within any calendar year.

Employees, Officers and Directors may not do indirectly what they are prohibited from doing directly. For example, Employees, Officers or Directors shall not arrange to have a member of their family accept a gift from a customer that they themselves would not otherwise be allowed to accept.

On a case-by-case basis, Farmers Executive Management may approve other circumstances not identified above, or where the value is above $1,500 (in any calendar year), in which an Employee or Officer may accept something of value in connection with the Company’s business. The Audit Committee may approve circumstances not identified above when a Director is in a position to accept something of value in connection with the Company’s business. Approvals for these case-by-case situations should only be granted following a thorough review of all relevant details and when necessary, confirming with legal counsel that the transaction would not violate any regulatory requirements or laws.

D.
Opportunities - Employees, Officers and Directors should exercise caution and discretion when situations arise that could be construed as inappropriate
1.
Taking for themselves personally opportunities that properly belong to Farmers’ or are discovered through the use of Company property, information or position;
2.
Using Company property, information or position for personal gain;
3.
Competing with the Company;

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4.
Soliciting, demanding, accepting or agreeing to accept anything of value from any person in conjunction with the performance of duties at Farmers;
5.
Acting on behalf of the Company in any transaction in which such Employee, Officer or Director or their immediate family has a significant direct or indirect financial interest; and
6.
Offering something of value to someone with whom Farmers transacts business if such benefit is not otherwise available to other similarly situated customers or suppliers of the Company under the same conditions.

Sometimes the line between personal and corporate opportunities is difficult to draw, and sometimes there are both personal and corporate opportunities in certain activities. The only prudent course of conduct for Employees, Officers and Directors is to make sure that any use of Farmers’ property or services that is not solely for the benefit of the Company is approved beforehand by a member of Executive Management. If an employee is offered or receives something of value from a customer beyond what is authorized above, or has a potential conflict of interest, including those in which he or she has been inadvertently placed due to either business or personal relationships with customers, suppliers, business associates or competitors of the Company, he or she must immediately disclose that fact to Executive Management and/or the Audit Committee. Farmers Audit Committee and/or Executive Management will keep written reports of any such disclosures.

E.
Extensions of Credit – Farmers may extend credit to any Executive Officer, Director, or principal shareholder of the Company only on substantially the same terms as those prevailing for comparable transactions with other persons or that may be available to Company employees generally as permitted by and in accordance with Regulation O of the Board of Governors of the Federal Reserve System.
F.
Fair Dealing - Farmers’ seeks to outperform its competition fairly and honestly through superior performance and never through unethical or illegal business practices. Stealing proprietary information, possessing or utilizing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, Officer and Director should undertake to deal fairly with Farmers’ customers, suppliers, competitors and employees. Additionally, no one should take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practices. Employees must disclose prior to or at their time of hire the existence of any employment agreement, non-compete or non -solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of their positions with Farmers. Copies of such agreement should be provided to Human Resources to permit evaluation of the agreement in light of the employee’s position.
G.
Protection and Proper Use of Farmers’ Property - All Employees, Officers and Directors should protect Farmers’ assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on Farmers’ profitability. All corporate assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be immediately reported for investigation. The obligation of Employees to protect Farmers’ assets includes the safeguarding of proprietary information. Proprietary information includes employee and

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client information, intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, databases, records, salary information and/or any non-public financial data and reports. Unauthorized use or distribution of this information would violate Farmers’ policy. It could also be illegal and result in civil and/or even criminal penalties.
H.
Discrimination and Harassment - The diversity of Farmers’ employees is a tremendous asset. Farmers’ is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Farmers’ strictly prohibits discrimination or harassment based upon age, gender, religion, race, color, ethnicity, sexual orientation, disability, veteran’s status or genetic information. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. All Employees must successfully complete annual training courses provided by the Company on Diversity, Discrimination and Harassment Awareness/Prevention.
I.
Health and Safety - Farmers’ strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting unsafe practices or conditions. Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of alcohol or illegal drugs, or the abuse of prescription medication in the workplace will not be tolerated.
J.
Financial Reporting - In compliance with the rules and regulations of the Commission and the NASDAQ, Farmers is required to issue financial statements in conformity with generally accepted accounting principles and make public disclosures regarding certain aspects of its business. It is expected that all Employees, Officers and Directors will keep accurate and complete books, records and ac-counts that enable Farmers to meet its accounting and financial reporting obligations. It is expected that any employee, Officer or Director involved in preparing Farmers’ disclosures, or any employee, Officer or Director asked to provide information relevant to such disclosure, will work to ensure that the Company’s public reports and communications are fair, accurate, certifiable, complete, objective, relevant, timely, and understand-able. Any employee who, in good faith, believes that Farmers’ accounting method is inappropriate or not in compliance with generally accepted accounting principles, or has concerns about any questionable accounting or auditing matter or any other accounting, internal accounting control or auditing matter, should report this finding directly to Farmers’ Treasurer and, if unsatisfied with the response, directly to the Audit Committee. The Audit Committee has established a procedure for such reports that ensures the confidentiality of the reporting person. Employees may report their findings by following Farmers’ whistleblower procedures set, which includes a method by which anonymous communications may be made. In addition, any employee who becomes aware of a material event or fact involving Farmers that has not been previously disclosed publicly by the Company should immediately report such material event or fact to a member of Executive Management.
K.
Compliance with Laws, Rules and Regulations - It is Farmers’ policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, Officer and Director to adhere to the standards and restrictions imposed by those laws, rules and regulations. Although not all Employees, Officers and Directors are expected to know the details of these laws, it is important to know enough to determine when to seek advice

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from superiors, Executive Management or other appropriate personnel. Obeying the law both in letter and in spirit is the foundation on which Farmers’ ethical standards are built. Included in this policy are the requirements related to Insider Trading with respect to Employee, Officer and Director purchases and sales of the Company’s securities, and the securities of any customers or any other company about which anyone at Farmers has inside or unpublished knowledge. It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the Farmers’ common shares or other security while in possession of material information concerning the Company that has not been released to the general public, but which when released may have an impact on the market price of the Company common stock or other security. It is also unethical and illegal to buy, sell or trade or otherwise participate in transactions involving the common stock or other security of any other company while in possession of similar non-public material information concerning such company. Any questions concerning the propriety of participating in a transaction involving Farmers’ common shares or the stock of another company stock or any other security transaction should be directed to a member of Executive Management. Additional Information about Insider Trading can be located in Item II - Observance and Compliance with United States federal, state and foreign securities laws and regulations regarding Insider Trading
L.
Compliance Standards and Enforcement - Farmers Executive Management and Board Audit Committee are responsible for interpreting and applying this Code of Ethics in situations where questions may arise. Any Employee, Officer or Director who is unsure of whether or not a situation violates this Policy should discuss the situation first with his or her immediate supervisor or with a member of the Human Resources team. If the supervisor or Human Resources is unsure if the situation violates this Policy, the supervisor or Human Resources member should consult a member of Executive Management. A member of the Board with a question about this Code of Ethics should consult with the Chairperson of the Audit Committee. Timely consultation with the appropriate persons is important to prevent possible misunderstandings, violations and embarrassment at a later date.

Employees, Officers or Directors who violate the standards in this Code of Ethics are subject to disciplinary action, up to and including termination. Any Employee, Officer or Director who becomes aware of an existing or potential violation of this Code of Ethics is required to report such a violation by following Farmers’ whistleblower procedures. These procedures include a method by which anonymous communications may be made. Farmers’ whistleblower procedures are also to be followed for the reporting of employee complaints regarding accounting or auditing matters. Failure to report a known violation of this Policy is itself a violation of the Code of Ethics. Directors must report any violation of this Code of Ethics to the Audit Committee. Associates wishing to report violations or potential issues should speak with a member of Senior Management, a member of the Board of Directors or use the Ethics Point program. Ethics Point is a tool that allows any associate to confidentially report concerns or violations. Ethics Point is completely independent of Farmers National Banc Corp. and is designed to help foster a respectful and enjoyable workplace. Ethics Point can be accessed via phone by dialing 1-866-884-8627 or via the web at www.farmersbank.ethicspoint.com. The on-line link to Ethics Point is also available from Farmers Forum (The Farmers National Banc Corp Intranet site).

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Farmers’ will not permit any retaliation against an employee, Officer or Director who properly reports (to the appropriate personnel) a matter that he or she believes, in good faith, to be a violation of this Code of Ethics. A Human Resources representative and/or The Audit Committee shall investigate any alleged violation of the Code of Ethics by any of Farmers’ Employees, Officers or Directors. In the event that Human Resources and/or the Audit Committee determines that a violation of this Code of Ethics has occurred, Human Resources, Executive Management or the Audit Committee shall be authorized to take any action it deems appropriate. If the violation involves an Executive Officer or Director of Farmers’, the Audit Committee shall notify the Board and the Board shall take such action as it deems appropriate. In rare circumstances, situations may arise in which a waiver of a specific portion or provision of this Code of Ethics may be deemed appropriate (All such waivers should be documented with supporting evidence detailing why a waiver has been granted).

In the event that the Board recognizes that a violation by an Executive Officer or a Director has already occurred but elects not to take any remedial or other action against the Executive Officer or Director, Farmers’ shall document the facts and circumstances of the situation, as well as the reason(s) why the Board has elected not to take action, by recording this information in the Board meeting minutes or by any other such means as may be required under applicable laws, rules and regulations or the requirements of the U.S. Securities and Exchange Commission (the “Commission”) or NASDAQ Stock Market LLC (the “NASDAQ”). Nothing in this Code of Ethics affects the general policy of Farmers that employment is “at-will” and can be terminated by the Company at any time and for any or no reason. There are many other policies that are very important to Farmers and its operations. Nothing herein shall relieve any Employee, Officer or Director of Farmers from complying with all other applicable policies.

II.
Observance and Compliance with United States federal, state and foreign securities laws and regulations regarding Insider Trading

Background and Purpose

The Board of Directors (the “Board”) has adopted this Insider Trading Policy (this “Policy”) for the directors, officers and employees of Farmers National Banc Corp. and its affiliates (collectively, “Farmers” or the “Company”) with respect to transactions involving Farmers’ common shares, no par value (“Shares”) and other securities, and the handling of confidential information about Farmers and the companies with which Farmers engages in transactions or does business.

The Company’s Board of Directors has adopted this Policy to promote compliance with U.S. federal, state and foreign securities laws, including the securities laws and regulations enforced and promulgated by the United States Securities and Exchange Commission (the “Commission”), that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

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Persons Subject to the Policy

This Policy applies to all officers of Farmers, all members of the Farmers Board of Directors, and all employees of Farmers. Farmers may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

Transactions Subject to the Policy

This Policy applies to all transactions in Farmers’ securities (collectively referred to in this Policy as “Company Securities”), including the Shares, options to purchase Shares, or any other type of securities that the Company may issue, including but not limited to preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities. Transactions subject to this Policy include purchases, sales and bona fide gifts of Shares and other Company Securities.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about Farmers and to not engage in transactions in Company Securities while in possession of material nonpublic information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he, she or they complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Farmers for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Administration

Farmers’ Chief Financial Officer shall serve as the Compliance Officer for the purposes of this Policy, and in his or her absence, another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

Statement of Policy

It is the policy of Farmers the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this

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Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

•
Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans” and “Rule 10b5-1 Plans;”
•
Recommend that others engage in transactions in any Company Securities;
•
Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
•
Assist anyone engaged in the above activities.

In addition, it is Farmers’ policy that no director, officer or other employee of Farmers (or any other person designated as subject to this Policy) who, in the course of working for Farmers, learns of material nonpublic information about a company (1) with which Farmers does business, such as Farmers’ distributors, vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with Farmers, may engage in transactions in that company’s securities until the information becomes public or is no longer material.

It is also Farmers’ policy to not engage in transactions in Company Securities while aware of material nonpublic information relating to Farmers or any Company Securities.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve Farmers’ reputation for adhering to the highest standards of conduct.

Definition of Material Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•
projections of future earnings or losses or other earnings guidance;
•
a pending or proposed merger, acquisition or tender offer;
•
a significant sale of assets or the disposition of a subsidiary;

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•
changes in dividend policy;
•
the declaration of a stock split or the offering of additional Company Securities;
•
changes in management;
•
a corporate restructuring of Farmers;
•
impending bankruptcy or financial liquidity problems;
•
actual or threatened major litigation, or the resolution of such litigation;
•
new major contracts, customers or finance sources, or the loss thereof;
•
change in auditors or notification that the auditor’s reports may no longer be relied upon;
•
significant cybersecurity incident, such as a data breach, or any other significant disruption in Farmers’ operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; and
•
imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.

When Information is Considered “Public” Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to Farmers’ employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb and evaluate the information. For purposes of this Policy, the close of business on the second business day after the release of information is deemed to mark the passage of such time. If, for example, Farmers were to make an announcement on a Monday, you should not trade in Shares until Thursday. At that point – and not before – the information is considered “public.” Also, depending on the particular circumstances, Farmers may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Transactions by Family Members and Others

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are

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subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company Securities fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company Securities fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company Securities fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. It should be noted that sales of Company Securities from a 401(k) account are also subject to Rule 144, and therefore affiliates should ensure that a Form 144 is filed when required.

Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election

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to participate in the plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.

Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company Securities purchased pursuant to the plan.

Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).

Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the

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Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

Additional Procedures

Farmers has established additional procedures in order to assist in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are set forth in the Supplemental Trading Restrictions attached to this Policy, and apply only to those individuals described therein.

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”) and in accordance with the Company’s “Guidelines for Rule 10b5-1 Plans” attached to this Policy. If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur even when the person who has entered into the plan is aware of material nonpublic information.

To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans.” In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is

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subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plans during any 12-month period. Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

Any Rule 10b5-1 Plan must be submitted for approval at least five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

Additional Guidance

Twenty-Twenty Hindsight. Remember, if securities transactions become the subject of scrutiny, they will be viewed after the fact with the benefit of hindsight. As a result, before engaging in any transaction, directors, officers and employees should carefully consider how regulators and others might view a transaction in hindsight.

Tipping Information to Others. Whether the information is proprietary information about Farmers or other non-public information that could have an impact on the trading price of Shares, directors, officers and employees must not pass the information on to others. Penalties for “tipping” information apply whether or not the “tipper” derives any benefit from another’s actions. Please remember that information received in the capacity as a director, officer or employee of Farmers is confidential.

Post-Termination Transactions. This Policy continues to apply to transactions even after a director, officer or employee has terminated their employment with or service to Farmers. If such persons are in possession of material non-public information when their employment or service terminates, they may not engage in transactions in Shares or other Company Securities (or the securities of any other company about which they obtained material non-public information due to their affiliation with Farmers) until that information has become public or is no longer material. The pre-clearance procedures specified under “Supplemental Trading Restrictions”, however, will cease to apply to transactions in Company Securities upon the expiration of any Restricted Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

Additional Guidance:

Unauthorized Disclosure. Directors, officers and employees may not discuss non-public information with the press, analysts or other persons outside of Farmers. Public announcements or other public disclosures of information regarding Farmers may only be made by persons specifically authorized by Farmers to make such announcements or disclosures. Inquiries regarding information received from any third party should be directed to a member of Farmers’ executive management.

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Internet Chat Rooms and Blogs. Directors, officers and employees may not participate in Internet chat rooms, message boards, blogs or other on-line dialogues or discussions involving Farmers, its business or Shares or other Company Securities.

Penalties for Non-Compliance

The purchase or sale of securities while in possession of material non-public information, or the disclosure of material non-public information to others who then trade in Shares, is prohibited by the federal securities laws. Both the SEC and other regulatory authorities investigate and are very effective at detecting insider trading. Insider trading violations are pursued vigorously by the SEC and the United States Department of Justice and are punished severely. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

Civil and Criminal Penalties. FOR INDIVIDUALS who trade on inside information (or tip information to others who trade), sanctions can include a civil penalty of up to three times the profit gained or loss avoided, a criminal fine (no matter how small the profit) of up to $5 million, and a jail term of up to 20 years. FOR A CORPORATION (as well as possibly any supervisory person) that fails to take appropriate steps to prevent insider trading, sanctions can include a civil penalty of the greater of $1 million or three times the profit gained or loss avoided by the person as a result of the violation and criminal fines of up to $25 million.

Controlling Person Liability. While regulatory authorities may concentrate their efforts on individuals who trade, or who tip insider information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” (e.g., directors, officers and other supervisory personnel) if they fail to take reasonable steps to prevent insider trading by company personnel. Controlling persons can be subject to civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million.

Company Sanctions. An individual’s failure to comply with this Policy may subject the employee to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.

Company Assistance

Any director, officer or employee who has general questions about this Policy or questions about specific transactions may obtain guidance from the Compliance Officer. Remember, however, each director, officer and employee is ultimately responsible for adhering to this Policy and avoiding improper transactions. In this regard, it is imperative that each director, officer and employee use their best judgment.

Certifications:

Directors, officers and employees of Farmers subject to this Policy are required to certify their review and understanding of, and intent to comply with, this Policy and may be required to certify compliance on an annual basis.

SUPPLEMENTAL TRADING RESTRICTIONS

FOR DIRECTORS, EXECUTIVE OFFICERS AND

OTHER DESIGNATED EMPLOYEES

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The Board of Directors (the “Board”) has adopted an Insider Trading Policy (the “Policy”) for the directors, officers and employees of Farmers National Banc Corp. and its affiliates (collectively, “Farmers”) with respect to the trading of Farmers’ common shares, no par value (“Shares”) and other securities (“Company Securities”), as well as the securities of publicly traded companies with whom Farmers has a business relationship. As noted in the Policy, directors, executive officers and certain designated employees of Farmers (collectively, “Covered Persons”) who regularly have access to, or generate, material non-public information, are subject to additional restrictions on transactions in Shares and other Company Securities. As discussed in the Policy, claims of insider trading are investigated with twenty-twenty hindsight, and even the appearance of impropriety can damage both Covered Persons and Farmers. These additional trading restrictions represent an effort to guard against even the appearance of impropriety and to protect Covered Persons. Therefore, in addition to the broad prohibitions on insider trading that apply to all personnel of Farmers, the following additional trading restrictions apply to all Covered Persons:

1.
Quarterly Trading Restrictions. No Covered Person or any Family Member (as defined in the Insider Trading Policy) may buy or sell Shares or engage in any other transaction involving Shares for a period commencing three business days prior to the end of each fiscal quarter and ending at the close of business on the second business day following the public release by Farmers of earnings for that quarter (the “Restricted Period”).
2.
Event-Specific Restricted Periods. From time to time, an event may occur that is material to Farmers and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not engage in transactions in Shares or other Company Securities. In addition, Farmers’ financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from engaging in transactions in Shares or other Company Securities even sooner than the quarterly Restricted Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in Shares, without disclosing the reason for the restriction. The existence of an Event-Specific Restricted Period or the extension of a quarterly Restricted Period will not be announced to Farmers as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not engage in transactions in Shares due to an Event-Specific Restricted Period, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an Event-Specific Restricted Period.
3.
Pre-clearance Procedures. All transactions involving Shares or other Company Securities (including option transactions) by a Covered Person or any Family Member must be pre-cleared by the Insider Trading Compliance Officer. Pre-clearance is required for all purchases and sales. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. If a transaction is contemplated, Covered Persons must request pre-clearance from the Insider Trader Compliance Officer in advance of the executing the subject transaction. Clearance of a transaction is valid only for a 48-hour period. Accordingly, “Good until Cancelled” orders are not permitted, and trade orders must be effected within 48 hours. If the transaction is not placed within that 48-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the Covered Person requesting such clearance.

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4.
Controlled Entities. These additional trading restrictions also apply to transactions by a family trust, partnership, foundation or similar entity over which any Covered Person or a Family Member has control, or whose assets are held for the benefit of a Covered Person or a Family Member.
5.
The quarterly and event-specific trading restrictions do not apply to the limited exceptions to the Policy for certain employee benefit plan transactions and transactions conducted pursuant to approved Rule 10b5-1 plans as described, under the “Transactions under Company Plans” and “Guidelines for Rule 10b5-1 Plans” headings in the Policy.

Guidelines for Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities (as defined in the [Insider Trading Policy]) that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

A Rule 10b5-1 plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of Farmers’ financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plans during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

As specified in Farmers’ Insider Trading Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval at least five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

The following guidelines apply to all Rule 10b5-1 Plans:

•
You may not enter into, modify or terminate a trading program during a Restricted Period, and Event-Specific Restricted Period or otherwise while you are aware of material nonpublic information.

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•
All Rule 10b5-1 Plans must have a duration of at least six months and no more than two years.
•
For officers and directors, no transaction may take place under a Rule 10b5-1 Plan until the later of (a) 90 days after adoption or modification of the Rule 10b5-1 Plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (but in any event, the cooling-off period is subject to a maximum of 120 days after adoption of the plan).
•
For persons other than officers and directors, no transaction may take place under a Rule 10b5-1 Plan until 30 days following the adoption or modification of a Rule 10b5-1 plan.
•
Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one Rule 10b5-1 Plan at the same time;
•
Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b-1 Plan as a single transaction in any 12-month period;
•
You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b-5. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.
•
Officer and directors must include a representation to the Company at the time of adoption or modification of a Rule 10b5-1 Plan that (i) the person is not aware of material nonpublic information about the Company or Company Securities and (ii) the person is adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.
•
You should not enter into any transaction in Company Securities while the Rule 10b5-1 Plan is in effect.

Farmers and its officers and directors must make certain disclosures in SEC filings concerning Rule 10b5-1 Plans. Officers and directors must undertake to provide any information requested by Farmers regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that Farmers deems to be appropriate under the circumstances.

Each director, officer and other Section 16 insider understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.

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III.
Observance and Compliance with United States federal and state laws pertaining to whistleblower and anti-retaliation protections

The purpose of the Whistleblower and Anti-Retaliation Protections guidance is to establish the procedures for the submission of complaints or concerns regarding suspected occurrences of illegal, unethical or inappropriate behaviors or practices regarding financial statement disclosures, accounting practices, internal auditing controls, auditing matters or any other violation of the Farmers National Banc Corp Code of Business Conduct and Ethics.

This guidance requires Board members, Executives and employees to report complaints or concerns relating to accounting, accounting controls, auditing, fraud and/or violations of the Code of Business Conduct and Ethics. Additionally, it is intended to prevent illegal activity and/or inappropriate business conduct that may damage Farmers National Banc Corp’s name, franchise, business interests and/or relationships with shareholders, customers and the community.

Farmers’ is proud of its long tradition of serving its communities in an honest, open and fair manner. This guidance is part of the Company’s desire to maintain this culture by providing employees the means to report misconduct so that corrective action may be taken when appropriate.

Reporting:

1.
Any employee of Farmers (including any of its affiliates) who has a concern regarding financial statement disclosures, accounting practices, internal accounting controls, auditing matters or violations of the Company Code of Business Conduct and Ethics should promptly report the suspected or actual event(s) to his/her supervisor.
2.
If the employee is uncomfortable or otherwise reluctant for any reason to report the concern to his/her supervisor, the employee should use the Ethics Point program to document and report his/her concerns. The Ethics Point program is available to all employees via the intranet (Farmers Forum) on the Company homepage, externally through the internet at: www.farmersbank.EthicsPoint.com or via the Ethics Point hotline phone number at 1-866-884-8627.
3.
Supervisors and Managers who receive a report as outlined in section 1 above, from any associate should immediately report the concern(s) to Human Resources directly or by using the Ethics Point Manager Report Form at: Farmers National Bank Corp. | Manager Report Form (navexone.com).
4.
Reports may be submitted with the employee’s identity or anonymously.
5.
Although the Company encourages employee to report allegations of misconduct or wrongdoing directly to a supervisor, Farmers’ Chief Audit Executive, the Chair of the Audit Committee, a Human Resources representative or the CEO, concerns may be reported directly to appropriate outside agencies, such as the Securities and Exchange Commission (SEC).

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Verification of Claim:

1.
Although the reporting person is not expected to prove the truth of an allegation or claim, the reporting person needs to be able to demonstrate that there are reasonable grounds for his/her concern that a violation has occurred, may have occurred, or is about to occur and that such concern is most appropriately handled through the procedure provided for under this Policy.
2.
Persons who knowingly make false allegations, or who file claims with reckless disregard as to the truth of the claim(s) may be subject to disciplinary action by Farmers and/or legal claims by persons accused of such conduct.

Investigation:

1.
All reports will be taken seriously by the Company
2.
All reports regarding illegal, unethical or inappropriate behaviors or practices regarding financial statement disclosures, accounting practices, internal auditing controls, auditing matters will be promptly reviewed and investigated by the Company’s Audit Committee.
3.
The Audit Committee may enlist the assistance of employees of the Company and/or outside legal, accounting or other advisors, as appropriate, to conduct investigations. During the course of any investigation, the Audit Committee will use all reasonable efforts to protect the confidentiality and anonymity of the complainant. The amount of contact between the reporting person and the Audit Committee will depend on the nature of the issue and the clarity of information provided.
4.
Subject to legal constraints and/or what is determined to be in the best interests of the Company, the reporting person may receive information from the Audit Committee about the outcome of any investigation in response to information submitted by the reporting person
5.
If, during the investigation, the Audit Committee discovers credible evidence of misconduct, it will promptly report the existence of such misconduct to the Board of Directors

Safeguards:

1.
All reporting persons are encouraged to include their names with complaints or allegations made pursuant to this Policy because appropriate follow-up questions and investigation may not be possible unless the source of the information is identified. Concerns expressed anonymously will be investigated, but consideration may be given to (a) the seriousness of the issue raised; (2) the credibility of the person who is the subject of the complaint or concern; and (3) the likelihood of confirming the allegation from documentation and/or other sources available
2.
The Company does not permit harassment or retaliation of any kind against reporting persons for reports that are submitted in good faith. Anyone who retaliates against a person who reported an event in good faith will be subject to disciplinary action up to and including termination

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3.
The Company also recognizes that reports containing intentionally untruthful, malicious, erroneous or harassing allegations may be damaging to the mission, integrity or morale of Farmers, as well as the reputation of Farmers, its managers and employees. The safeguards stated in this Policy do not apply to individuals who submit reports with such bad faith allegations. Such bad faith allegations may result in disciplinary action of the reporting person, up to and including termination of employment.
4.
The Company will retain as part of its records any reported concerns (including investigation notes and documents) for a period of at least three (3) years.
5.
Each employee will be required to sign the attached Employee Certification Form or sign the electronic policy acknowledgement form online annually.
IV.
Policy Governance

Human Resources owns this Policy and is responsible for reviewing and recommending revisions to the Policy at least annually and submitting it to Senior Management (Bank Board) and The Board of Directors. The policy is reviewed and approved annually.

V.
Roles and Responsibilities

The Board of Directors

The primary responsibilities and duties of the Board as they pertain to the Code of Business Conduct and Ethics Policy are as follows:

•
Ensuring that the Bank has a current and accurate policy related to Business Conduct, Ethics, Insider Trading and appropriate Whistleblower and Anti-Retaliation administration and reporting;
•
Reviewing and approving policies requiring Board approval at least annually;

Senior Management (Bank Board)

The primary responsibilities and duties of the Bank’s senior management as they pertain to the Bank’s Code of Business Conduct and Ethics are carried out as follows:

•
Overseeing the effectiveness of Policy Owners’ policy implementation; and
•
Maintaining a culture of compliance with policies and procedures.
•
Ensuring that the Bank has a robust set of policies to manage risk and compliance with The Code of Business Conduct and Ethics, and to guide its business activities;
•
Reviewing and approving policies requiring Board approval at least annually.
•
Delegating the approval of certain policies to committees of itself.

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Policy Owners:

The primary responsibilities and duties of the Policy Owners are as follows:

•
Developing, maintaining, and presenting policies for review and approval to the appropriate oversight body in accordance with this Policy;
•
Communicating the content and requirements of the policies they own to business management and all impacted functional groups;
•
Interpreting policies as necessary to support implementation;
•
Ensuring relevant staff receive training on policies as needed and that the Bank documents training and attendance;
•
Monitoring policy implementation and policy compliance across the Bank;
•
Approving exceptions to policies, maintaining a written record of exceptions, including reasons for granting them, and reporting exceptions on a periodic basis;
•
Responding to questions or inquiries from internal or external parties regarding policies for which they are responsible; and
•
Reviewing policies at least annually and proposing revisions as appropriate.

Internal Audit periodically performs independent audits of the Bank’s functional groups and programs using a risk-based approach and assesses the adequacy and effectiveness of the relate business processes and controls. Results of the audits are reported to the Audit Committee of the Board of Directors and executive management.

VI.
Policy Requirements

The following sub-sections describe the requirements for developing, approving, and maintaining policies:

Policy Owner. Every policy must identify a Policy Owner. The Policy Owner is responsible for developing, maintaining, communicating, and ensuring compliance with the policy. Therefore, a Policy Owner shall be a manager with the necessary expertise and stature to effectively formulate, gain acceptance for, and ensure implementation of the policy and its controls.

Policy Development. Policies may be initiated by any functional group, however, every policy must be sponsored by a manager from the functional group which ultimately owns the policy. The Policy Owner is responsible for analyzing the issues and drafting the initial policy document with content and formatting (specifically, the header and footer) consistent with this Policy.

When developing or updating policy content, the Policy Owner shall solicit feedback from key stakeholders, including any relevant risk. After taking into account the feedback received, the designee shall revise the policy as appropriate. Revisions to existing policies shall be submitted in redline format in order to allow for ease of reference, accompanies by an executive summary detaining changes to the policy.

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Policy Approval. The term “policy” in a document title is general reserved throughout the Bank for documents that comply with this Policy and are approved as such. Policies require formal review and approval by the Board or a designated committee of the Board.

All Policies shall be reviewed by appropriate executives, functional group leads, and, as applicable, an appropriate management committee. The designee is ultimately responsible for determining if any individual policy has been properly approved and is in effect.

Subsidiary Policies. The subsidiaries of Farmers National Banc Corp. may require policies that are specific to their respective activities and therefore they may tailor the principles and requirements of this Policy to their specific legal entity business activities and organizational structure. A subsidiary policy may not conflict with a Bank Policy.

Policy Content. Policies may be supported by Standards, Guidelines/Plans, and Procedures/Manuals, as appropriate. A policy must be readily understood by all personnel, regardless of experience level, who need to follow it.

Reviews/Location/Publication of Policies. To ensure ready access to current policies, they shall be maintained on the Bank intranet site with links to the most current approved version of all policies. A designee will assist in notifying policy owners of policy reviews that are coming due, maintains the current version of all policies and ensures that relevant Bank documents or intranet site references are updated to reflect the current version of policies.

VII.
Exhibits

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Certification for Directors, Executive Officers and Other Designated Employees

TO: Directors, Executive Officers and Other Designated Employees

FROM:	Kevin J. Helmick, President and Chief Executive Officer

DATE:	________ ___, 20___

SUBJECT:	Insider Trading Policy

Enclosed is a copy of the Insider Trading Policy (the “Policy”) and the Supplemental Trading Restrictions for Directors, Executive Officers and Other Designated Employees (collectively, “Covered Persons”) of Farmers National Banc Corp. and its affiliates (collectively, “Farmers”). The Policy outlines the confidential nature of information regarding Farmers and governs securities trading by Farmers’ personnel. If you have any questions regarding the Policy, please contact Troy Adair or myself for clarification.

Please carefully review the enclosed Policy and the Supplemental Trading Restrictions and then sign and return the Certification below to Troy Adair.

CERTIFICATION

The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, the Insider Trading Policy and the Supplemental Trading Restrictions for Directors, Executive Officers and Other Designated Employees, a copy of which was distributed with this memorandum.

Date:
Signature

Print Name

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Certification for Employees

TO: All Employees

FROM:	Kevin J. Helmick, President and Chief Executive Officer

DATE:	________ ___, 20___

SUBJECT:	Insider Trading Policy

Enclosed is a copy of the Insider Trading Policy (the “Policy”) for Farmers National Banc Corp. and its affiliates (collectively, “Farmers”). The Policy outlines the confidential nature of information regarding Farmers and governs securities trading by Farmers’ personnel. If you have any questions regarding the Policy, please contact Troy Adair or myself for clarification.

Please carefully review the enclosed Policy then sign and return the Certification below to Troy Adair.

CERTIFICATION

The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, the Insider Trading Policy, a copy of which was distributed with this memorandum.

Date:
Signature

Print Name

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WHISTLEBLOWER POLICY

Employee Certification Form

I understand that it is part of my employment responsibility to report any suspected wrongdoing, illegal activity or any activity that involves questionable practices regarding accounting, internal accounting controls or audit matters involving Farmers National Banc Corp. or any of its affiliates. I have received, read and understand the Farmers Whistleblower Policy.

As an employee who may need to report such matters, I understand that I have a process for reporting such matters, anonymously if I prefer, and that I will not be subject to retaliation as explained in the Policy.

As a supervisor who may receive such a complaint from an employee, I understand and agree to comply with the Policy.

Signature

Name

Location/Department

Date

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